Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Fourth Quarter and Full Year 2013 Financial Results

-Annual Revenues Increased 18 percent during 2013-

INCLINE VILLAGE, NV, March 3, 2014 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the fourth quarter and year ended December 31, 2013.

Total revenues in 2013 increased 18 percent to $442.9 million from $374.5 million in 2012. For the fourth quarter of 2013, total revenues were $110.1 million, compared to $86.0 million in the fourth quarter of 2012. Royalty revenues for the fourth quarter of 2013 are based on third quarter 2013 product sales by PDL’s licensees to the Queen et al. patents and on Depomed’s Glumetza® royalties related to October and November 2013 U.S. sales. PDL recognized $11.2 million in revenue related to the Depomed royalties in the fourth quarter of 2013.

The full year 2013 royalty revenue growth over the full year 2012 is driven by increased sales of Avastin®, Herceptin®, Lucentis®, Xolair®, Perjeta®, Kadcyla®, Tysabri®, and Actemra® by PDL's licensees, along with the addition of the royalty payments from PDL's purchase of Depomed's diabetes-related royalties. Net sales of Avastin, Herceptin, Lucentis, Xolair, Perjeta, and Kadcyla were subject to a tiered royalty rate except in the case when the product is ex-U.S. manufactured and sold, in which case it was subject to a flat three percent royalty rate. Under the terms of a settlement agreement, entered into on January 31, 2014, and effective retroactively to August 15, 2013, Genentech will pay a fixed royalty rate of 2.125 percent on worldwide sales of all licensed products, as compared to the previous tiered royalty rate in the U.S and the fixed rate on all ex-U.S based manufactured and sold licensed products. The retroactive change in royalty rate from August 15, 2013, to December 31, 2013, will be recognized as royalty revenue by PDL in the first quarter of 2014.

Operating expenses in 2013 were $35.4 million, compared with $25.5 million in 2012. The increase in expenses the year ended December 31, 2013, was a result of the amortization for the Depomed intangible asset, an increase in professional services for other income generating assets, and increased legal expenses related to the settled litigation. For the fourth quarter of 2013, operating expenses were $13.5 million compared with $7.7 million for the same period in 2012. The increase in expenses for the quarter ended December 31, 2013, was a result of the Depomed intangible asset amortization.

Net income in 2013 was $264.5 million, or $1.66 per diluted share as compared with net income in 2012 of $211.7 million, or $1.45 per diluted share. Net income for the fourth quarter of 2013 was $61.1 million, or $0.39 per diluted share, as compared with net income of $49.4 million in the same period of 2012, or $0.34 per diluted share. The increase in net income in the fourth quarter is primarily due to a 27 percent increase in royalty revenues.

Net cash provided by operating activities in 2013 was $270.9 million, compared with $210.2 million in 2012. At December 31, 2013, PDL had cash, cash equivalents and investments of $99.5 million, compared with $148.7 million at December 31, 2012. The decrease was primarily attributable to the purchase of the Depomed intangible asset of $241.3 million, cash advanced on notes receivable of $148.7 million, payment of dividends of $84.0 million, offset in part by net cash provided by operating activities of $270.9 million and repayment of notes receivable of $58.1 million.

Recent Developments

Settlement Agreement

On January 31, 2014, PDL entered into a settlement agreement with Genentech and Roche that resolved all outstanding legal disputes between the parties, including its Nevada litigation with Genentech and Roche and its arbitration proceedings with Genentech related to the audit of royalties on sales. Under the terms of the agreement, effective retroactively to August 15, 2013, Genentech will pay a fixed royalty rate of 2.125 percent on worldwide sales of Avastin, Herceptin, Lucentis, Xolair, Kadcyla and Perjeta, as compared to the previous tiered royalty rate in the U.S and the fixed rate on all ex-U.S based manufactured and sold licensed products. Genentech will pay these royalties on all worldwide sales of Avastin, Herceptin, Xolair, Perjeta and Kadcyla occurring on or before December 31, 2015. With respect to Lucentis, Genentech will owe no royalties on U.S. sales occurring after June 30, 2013, and will pay a royalty of 2.125 percent on all ex-U.S. sales occurring on or before December 28, 2014. Pursuant to a separate agreement, Roche Glycart agreed that Gazyva® is a licensed product. The royalty term and royalty rate for Gazyva remain unchanged from the existing license agreement pertaining thereto. The settlement agreement precludes Genentech and Roche from challenging the validity of PDL’s Queen patents, including its SPCs in Europe, from contesting their obligation to pay royalties, from contesting patent coverage for Avastin, Herceptin, Lucentis, Xolair, Perjeta, Kadcyla and Gazyva and from assisting any third party in challenging PDL’s Queen patents and SPCs. The agreement further outlines the conduct of any audits initiated by PDL of the books and records of Genentech in an effort to ensure a full and fair audit procedure.

February 2018 Notes

On February 6, 2014, PDL agreed to sell $260.87 million aggregate principal amount of its February 2018 Notes in an underwritten public offering. The conversion rate of the February 2018 Notes was set at 109.1048 shares of common stock per $1,000 principal amount of the February 2018 Notes equivalent to an initial conversion price of approximately $9.17 per share of common stock. The Company granted the underwriters an option, which they subsequently exercised in full, to purchase up to an additional $39.13 million aggregate principal amount of the February 2018 Notes solely to cover overallotments (or $300 million principal amount in the aggregate). The conversion rate, subject to increase under certain circumstances, will not be increased in respect of regular quarterly cash dividends paid by us that do not exceed $0.15 per share.

On February 12, 2014, PDL issued $300 million aggregate principal amount of February 2018 Notes. In connection with the offering of the February 2018 Notes, the Company entered into privately negotiated convertible note hedge transactions with RBC Capital Markets and Wells Fargo Securities.

Series 2012 Notes Exchange

On February 7, 2014, PDL entered into exchange and purchase agreements with certain holders of approximately $131.7 million aggregate principal amount of outstanding Series 2012 Notes. The exchange agreements provide for the issuance, by the Company, of shares of common stock and a cash payment for the Series 2012 Notes being exchanged, and the purchase agreement provides for a cash payment for the Series 2012 Notes being repurchased. The Company issued a total of approximately 20.3 million shares of its common stock and paid an aggregate cash payment of approximately $34.2 million pursuant to the exchange and purchase agreements.

Paradigm Spine

On February 14, 2014, PDL entered into a credit agreement with Paradigm Spine, LLC (Paradigm), under which it made available to Paradigm up to $75 million to be used by Paradigm to refinance its existing credit facility and expand its domestic commercial operations. A portion of the amount available under the agreement in an aggregate principal amount equal to $50 million, net of fees, was funded at the close of the transaction. In the event that certain specified sales and other milestones occur before December 31, 2014, the Company will fund Paradigm between an additional $6.25 million and $12.5 million, at Paradigm’s discretion. In the event that additional specified sales and other milestones occur before June 30, 2015, the Company will fund up to an additional $12.5 million, also at Paradigm’s discretion. Paradigm’s landmark coflex® interlaminar stabilization device for patients with spinal stenosis was approved by the U.S. Food and Drug Administration (FDA) in late 2012 and is sold in more than 50 countries.

2014 Dividends
On January 29, 2014, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2014 to all stockholders who own shares of PDL on March 5, June 5, September 5 and December 5 of 2014, the record dates for each of the dividend payments, respectively. On

December 12, 2013, PDL paid the fourth quarterly dividend to stockholders of record totaling $21.0 million using earnings generated in the fourth quarter of 2013.

Revenue Guidance for 2014
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. First quarter 2014 revenue guidance will be provided later this month.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. Eastern Time today, March 3, 2014.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. The conference ID is 3074960. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through March 9, 2014, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 3074960.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma, Inc.

PDL BioPharma manages a portfolio of patents and royalty assets, consisting primarily of its Queen et al. antibody humanization patents and license agreements with various biotechnology and pharmaceutical companies. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue. PDL is currently focused on intellectual property asset management, acquiring new income generating assets, and maximizing value for its shareholders.

The company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

In 2011, PDL initiated a strategy to bring in new income generating assets from the healthcare sector. To accomplish this goal, PDL seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL continues to pursue this strategic initiative for which it has already deployed approximately $550 million to date. PDL is focused on the quality of the income generating assets and potential returns on investment.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues
Royalties	$109,643	$86,046	$441,421	$374,525
License and other	500	—	1,500	—
Total revenues	110,143	86,046	442,921	374,525
Operating Expenses
Cost of royalty revenues (amortization of intangible asset)	5,637	—	5,637	—
General and administrative expenses	7,861	7,732	29,755	25,469
Operating income	96,645	78,314	407,529	349,056
Non-operating expense, net
Interest and other income, net	7,500	4,728	19,218	7,113
Interest expense	(6,702)	(5,950)	(24,871)	(29,036)
Total non-operating expense, net	798	(1,222)	(5,653)	(21,923)
Income before income taxes	97,443	77,092	401,876	327,133
Income tax expense	36,351	27,684	137,346	115,464
Net income	$61,092	$49,408	$264,530	$211,669

Net income per share
Basic	$0.44	$0.35	$1.89	$1.52
Diluted	$0.39	$0.34	$1.66	$1.45

Shares used to compute income per basic share	139,876	139,764	139,842	139,711
Shares used to compute income per diluted share	157,993	145,419	159,343	146,403

Cash dividends declared per common share	$—	$—	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	December 31,
	2013	2012
Cash, cash equivalents and investments	$99,540	$148,689
Total notes receivable	$193,853	$93,208
Total intangible asset	$235,677	$—
Total assets	$543,955	$279,966
Total term loan payable	$74,397	$—
Total convertible notes payable	$320,883	$309,952
Total stockholders' equity (deficit)	$113,489	$(68,122)

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2013	2012
Net income	$264,530	$211,669
Adjustments to reconcile net income to net cash provided by operating activities	18,393	26,644
Changes in assets and liabilities	(12,033)	(28,097)
Net cash provided by operating activities	$270,890	$210,216

PDL BIOPHARMA, INC.
MIX OF EX-U.S. SALES AND EX-U.S.-BASED MANUFACTURING AND SALES
OF GENENTECH PRODUCTS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Avastin
% Ex-U.S. Sold	58%	57%	58%	56%
% Ex-U.S.-based Manufactured and Sold	39%	40%	43%	29%
Herceptin
% Ex-U.S. Sold	67%	69%	68%	69%
% Ex-U.S.-based Manufactured and Sold	45%	35%	40%	37%
Kadcyla
% Ex-U.S. Sold	4%	0%	2%	0%
% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Lucentis
% Ex-U.S. Sold	62%	66%	64%	63%
% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Perjeta
% Ex-U.S. Sold	38%	2%	24%	1%
% Ex-U.S.-based Manufactured and Sold	0%	0%	0%	0%
Xolair
% Ex-U.S. Sold	39%	38%	40%	39%
% Ex-U.S.-based Manufactured and Sold	39%	38%	40%	39%